SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20429
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 3, 2006

Yadkin Valley Financial Corporation

North Carolina	56-0905827
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 526-6300

This document contains 2 pages.

Item 8.01:  Other Events
The Board of Directors of Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY) announced today a regular third quarter cash dividend of 12 cents per share. The Company had increased the dividend in the prior quarter from 11 cents to 12 cents per share. The dividend is the 75th consecutive quarterly dividend and provides an annualized return of 3.06% on yesterday’s closing stock price of $15.70 per share. Payment will be made on October 27, 2006 to shareholders of record on October 6, 2006.
Corporation’s current intent is that its sole activity will be to hold the stock of Yadkin Valley Bank. Yadkin Valley Bank, a community bank headquartered in Elkin, North Carolina, serves customers from twenty three full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices are located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville and Yadkinville (Yadkin County) under the Yadkin Valley Bank name. The offices in Mooresville and Statesville (Iredell County) and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank.” Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank.” Sidus Financial, LLC, a wholly owned subsidiary with headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Georgia, Alabama, Florida, Maryland, Kentucky, Lousiana, West Virginia, Delaware and Tennessee.
Item 9.01(d): Exhibits
     Exhibit 99:      Press Release
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, Yadkin Valley Bank has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation

By:	/s/ Edwin E. Laws

Edwin E. Laws Chief Financial Officer October 3, 2006